Exhibit 5.2

Allen & Overy SCS nVent Finance S.à r. l. 26, boulevard Royal L-2449 Luxembourg (the Addressee)

Allen & Overy

Société en commandite simple, inscrite au barreau de Luxembourg

5 avenue J.F. Kennedy L-1855 Luxembourg

Boîte postale 5017 L-1050 Luxembourg

Tel                           +352 4444 55 1

Fax                           +352 4444 55 557

frank.mausen@allenovery.com

Our ref 0125293-0000004 EUO2: 2001673438.7

Luxembourg, 23 November 2021

Legal opinion – nVent Finance S.à r.l. – Registration statement on form S-3

1.	We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to nVent Finance S.à r.l.,, a private limited liability company (société à responsabilité limitée), having its registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B 219.846 (the Company).

This legal opinion is issued in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333- 260579 and 333-260579-01) (the Registration Statement), including the prospectus constituting a part thereof, dated 29 October 2021 and the final supplement to the prospectus, dated 8 November 2021 (the Prospectus), filed by the Company and nVent Electric plc, an Irish public limited company (the Guarantor) with the Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), relating to the issuance and sale by Company in the manner set forth in the Registration Statement and the Prospectus of USD 300,000,000 aggregate principal amount of the Company’s 2.750% Senior Notes due 2031 (the Notes). The Notes are fully and unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and any additional amounts, if any, on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise, by the Guarantor. The Notes will be issued pursuant to an indenture dated 26 March 2018, as supplemented by the third supplemental indenture dated 30 April 2018 (the Base Indenture), and made between, among others, the Company, the Guarantor and U.S. Bank National Association, as trustee, as amended by a supplemental indenture dated 23 November 2021 (the Supplemental Indenture and, together with the Base Indenture, the Indenture).

2.	DOCUMENTS

We have examined, to the exclusion of any other document, copies of the documents listed below:

2.1	an electronic copy of the restated articles of association (statuts coordonnés) of the Company in a version dated 28 September 2018 (the Articles);

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Belfast, Bratislava, Brussels, Budapest, Casablanca, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Séoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

2.2	an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated 22 November 2021 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite) (the Certificate);

2.3	an e-mailed scanned copy of the resolutions taken by the board of managers of the Company on 28 February 2018 (the February 2018 Resolutions);

2.4	an e-mailed scanned copy of the written resolutions taken by the board of managers of the Company on 26 October 2021 (the October 2021 Resolutions and together with the February 2018 Resolutions, the Resolutions);

2.5	an electronic copy of the Registration Statement, including the Prospectus;

2.6	an e-mailed scanned signed copy of the Indenture; and

2.7	e-mailed scanned signed copies of the global notes representing the Notes dated 23 November 2021.

The documents listed in paragraphs 2.6 and 2.7 above are herein referred to as the Opinion Documents. The term "Opinion Documents" includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

Unless otherwise provided herein, terms and expressions shall have the meaning ascribed to them in the Opinion Documents.

3.	Assumptions

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1	the genuineness of all signatures (whether handwritten or electronic), stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2	the due authorisation, entry into, execution and delivery of the Opinion Documents (as the case may be) by all the parties thereto (other than the Company) as well as the capacity, power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and the compliance with all internal authorisation procedures by each party (other than the Company) for the execution by it of the Opinion Documents to which it is expressed to be a party;

3.3	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Documents;

3.4	that all authorisations, approvals and consents under any applicable law (other than Luxembourg law to the extent opined upon herein) which may be required in connection with the entry into, execution, delivery and performance of the Indenture and the issue of the Notes have been or will be obtained;

3.5	the due compliance with all matters (including without limitation, the obtaining of necessary consents and approvals and the making of necessary filings and registrations) required in connection with the Indenture and the Notes to render them enforceable in all relevant jurisdictions (other than Luxembourg to the extent opined upon herein);

3.6	that the place of the central administration (siège de l'administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the European Insolvency Regulation)) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg;

3.7	that the Opinion Documents have been or are entered into and performed by the parties thereto in good faith and that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.8	that all the parties to the Indenture (other than the Company) are companies duly organised, incorporated and existing in accordance with the laws of the jurisdiction of their respective incorporation and/or their registered office and/or the place of effective management, having a corporate existence; that in respect of all the parties to the Indenture (other than the Company), no steps have been taken pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been resolved or become effective at the date hereof;

3.9	that the February 2018 Resolutions have not been amended, rescinded, revoked or declared void and that the meeting of the board of managers of the Company (as referred to in paragraph 2.3 above) has been duly convened and validly held and included a proper discussion and deliberation in respect of all the items of the agenda of the meeting;

3.10	that all the managers have signed the October 2021 Resolutions, that the October 2021 Resolutions have not been amended, rescinded, revoked or declared void and that all information and statements set forth in the October 2021 Resolutions are true, accurate and complete;

3.11	that the Resolutions will remain in full force and effect and will not have been amended, rescinded, revoked or declared void as long as Notes are being issued by the Company;

3.12	that the Opinion Documents are legally valid, binding and enforceable under their governing laws (other than Luxembourg law but only to the extent opined herein), that the choices of such governing laws and of the jurisdiction clauses are valid (as a matter of such governing law and all other applicable laws (other than Luxembourg law to the extent opined upon herein)) as the choice of the governing law and the submission to the jurisdiction of the chosen courts for the Opinion Documents;

3.13	the absence of any other arrangement by or between any of the parties to the Opinion Documents or between the parties to the Opinion Documents and any third parties which modifies or supersedes any of the terms of the Opinion Documents or otherwise affects the opinions expressed herein;

3.14	there is neither a vitiated consent (vice de consentement) by reason of mistake (erreur), fraud (dol), duress (violence) or inadequacy (lésion), nor an illicit cause (cause illicite) in relation to any Opinion Document;

3.15	that all agreed conditions to the effectiveness of the Opinion Documents have been or will be satisfied;

3.16	that the Articles have not been modified since the date referred to in paragraph 2.1 above; and

3.17	that the entry into and performance of the Indenture and the issue of the Notes are for the corporate benefit (intérêt social) of the Company.

4.	OpinionS

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

4.1	Status

The Company is a private limited liability company (société à responsabilité limitée) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2	Power and authority

The Company has the corporate power and authority to enter into and perform the obligations under the Opinion Documents.

4.3	Execution

The Opinion Documents have been duly authorised, executed and delivered on behalf of the Company.

5.	Qualifications

The above opinions are subject to the following qualifications:

5.1	The opinions expressed herein are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion Documents.

5.3	We express no opinion whatsoever on regulatory matters, on matters of fact, on data protection matters or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred therefrom.

5.4	We express no opinion whatsoever on the legal validity and enforceability of the Opinion Documents.

5.5	A search at the Register is not capable of conclusively revealing whether a (and the Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.6	The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Official Gazette unless the company proves that the relevant third parties had prior knowledge thereof.

5.7	Punitive, treble or similar damages may not be enforceable in the Luxembourg courts.

6.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Opinion Documents (or any document in connection therewith).

7.	This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg.

8.	Any Addressee who is entitled to, and does, rely on this opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings and that such person will instead confine any claim to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings (and for this purpose "claim" means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is given to you in connection with the registration of the Notes with the SEC. We hereby consent to the inclusion of this legal opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Frank Mausen

Allen & Overy

Frank Mausen*

Partner

Avocat à la Cour

*	This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.

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